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                                         EXHIBIT INDEX

Exhibit
Number                       Exhibit
- -------            -----------------------------------------

  10 Stock Purchase Agreement in respect of the entire issued shares of stock of Sun Oil Britain Limited dated July 24, 1996.

  11 Statements re Sun Company, Inc. and Subsidiaries Computation of Per Share Earnings for the Six-Month and Three-Month Periods Ended June 30, 1996 and 1995.

  12 Statement re Sun Company, Inc. and Subsidiaries Computation of Ratio of Earnings to Fixed Charges for the Six-Month Period Ended June 30, 1996.

  27               Article 5 of Regulation S-X, Financial Data Schedule.